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                                                                   EXHIBIT 10.20

April 2, 2004

Sid Ferrales
3108 Alexander Circle NE
Atlanta, GA  30326

Dear Sid:

I am extremely pleased to offer you employment at RealNetworks, Inc. as Senior Vice President, Human Resources. Your start date will be finalized at a later time but we hope that it will be on or before April 12, 2004.

This offer is for a full-time, exempt, regular position with Real. Your responsibilities will be as directed by Real. You will be paid a monthly salary, which is equivalent on an annualized basis to $240,000 (subject to normal withholdings), payable semi-monthly in accordance with our normal payroll procedures. You are eligible to earn an annual bonus under the Company's Executive MBO Incentive Program. We expect that in 2004 executives will be eligible to earn an annual bonus of up to 30% of their base salary, per the terms of the Company's Executive MBO Incentive Program. As such, you will be eligible to earn an MBO bonus of up to $72,000, based on meeting MBO target goals, for a total target annual cash compensation of $312,000. Performance targets for the Program will be set in April this year and must be approved by the Board of Directors

You will also earn equity in Real under the terms of Real's 1996 Stock Option Plan. Upon the start of your employment, you will be eligible for options on 200,000 shares, which will begin vesting on your hire date according to the vesting rules, and all other provisions contained in the Plan. Under the Plan, the first 30% of this grant will vest on the 18-month anniversary of the grant, and 10% will vest each six months thereafter. Your stock options will be granted on the date the Compensation Committee of the Company's Board of Directors approves the grant of the option (the "Grant Date"). The exercise price of the stock options granted to you shall be equal to the fair market value of Real's Common Stock on the Grant Date. Fair market value shall equal the last sales price for shares of Real's Common Stock on the Grant Date as reported by the NASDAQ National Market. Please be aware that unvested stock is forfeited upon termination of employment.

Real will make the following payments to you in connection with your relocation from Austin, Texas to Seattle, WA:

1. A signing bonus of $30,000 will be paid within 30 days of the commencement of your employment with Real.

2. An additional bonus of $60,000 will be paid to you in two separate increments to assist with relocation and housing costs. The first $10,000 will be paid within 30 days of the commencement of your employment. The additional $50,000 will be paid on January 15, 2005, provided that you have purchased or leaseda permanent residence in the immediate Seattle area by that date, or within 15 days of the date you do secure a permanent resident, if later than January 15, 2005.

3. Up to two 4 day house-hunting trips for you and your immediate family, including coach airfare, accommodations, and reimbursement for your reasonable rental car, food and incidental expenses. Real will arrange for a realtor or apartment finder to show you different neighborhoods in and around Seattle.

4. Real will cover the costs of those additional items set forth on the attached Compensation Summary attached as Attachment A upon the presentation of receipts.
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Some or all of these bonus and relocation payments or costs may be taxable income. If you voluntarily resign your employment with Real within 12 months of the date of completion of your relocation, or if Real terminates your employement for "Cause" (as defined in Real's 1996 Stock Option Plan) during such period, you agree to reimburse Real for a pro rata amount of all of the payments described above and you authorize Real to deduct from your final paycheck any amounts remaining due to Real as of your terminate date.

You will receive paid vacation, paid holidays, paid sick leave, and, upon satisfaction of any eligibility or waiting requirements, medical/dental coverage, 401K participation, disability and life insurance coverage, employee stock purchase plan participation and other benefits ("Benefits") as described in the Real Employee Handbook, Benefit Plan descriptions, and Real policies, as they may be amended from time to time. All of these Benefits are subject to change upon notice from Real.

You will be regarded as a key employee under certain federal regulations governing family and medical leave. This status will require that you work closely with us in planning if you develop a need for family or medical leave.

Also, as a corporate executive, you will be subject to the Pre-Clearance Procedures of the Policy on Avoidance of Insider Trading. A copy of the policy is attached.

It is our policy that employees may not use or disclose confidential information or trade secrets obtained from any source or during any prior employment. Real requires employees to abide by all contractual and legal obligations they may have to prior employers or others, such as limits on disclosure of information or competition. Prior to signing this letter, you must inform us if you are subject to any such obligations that would prevent you from working at Real in your intended capacity or that would otherwise restrict you in the performance of your services to Real. Violation of this requirement may result in termination of your employment with Real. By signing this letter, you further agree that you will not bring to Real any confidential documents of another, nor disclose any confidential information of another, and that you will comply fully with these requirements.

Our employment relationship will be terminable at will, which means that either you or Real may terminate your employment at any time and for any reason or no reason, subject only to the provisions below describing your obligation to provide Real with notice, and Real's obligation to make certain payments if Real terminates your employment for reasons other than cause. Your right to receive these payments described below are subject to and conditioned upon your signing a valid general and complete release of all claims (except those relating to Real's payment obligations under this letter agreement) against Real (and its related entities and persons) in a form provided by Real.

You agree that you will provide Real four months notice prior to you terminating your employment in the first two years of your employment. In the event that Real terminates your employment without Cause in the first two years of your employment, we will provide you with four months notice or pay of your then-current base salary in lieu of notice through any remaining portion of the notice period.

This offer is contingent on: (i) you providing evidence of employability as required by federal law (which includes providing Real within 3 days after your employment commences with acceptable evidence of your identity and US employment eligibility), (ii) Real receiving acceptable results from any background check or reference check, and (iii) you signing Real's Development, Confidentiality and Noncompetition Agreement, attached hereto.

REAL PROVIDES EQUAL OPPORTUNITY IN EMPLOYMENT AND WILL ADMINISTER ITS POLICIES WITH REGARD TO RECRUITMENT, TRAINING, PROMOTION,

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TRANSFER, DEMOTION, LAYOFF, TERMINATION, COMPENSATION AND BENEFITS WITHOUT
REGARD TO RACE, RELIGION, COLOR, NATIONAL ORIGIN, CITIZENSHIP, MARITAL STATUS, SEX, SEXUAL ORIENTATION, AGE, DISABILITY OR STATUS AS A DISABLED VETERAN OR VETERAN OF THE VIETNAM ERA OR ANY OTHER CHARACTERISTIC OR STATUS PROTECTED BY APPLICABLE LAW.

This letter and the Development, Confidentiality and Noncompetition Agreement, the 1996 Stock Option Plan, and your Stock Option Agreement, contain the entire agreement between you and Real, and supersede all prior oral and written discussion, agreements and understandings. This letter may not be modified except in writing signed by both you and Real. Any disputes regarding this letter or your employment with Real shall be governed by and construed in accordance with the laws of the State of Washington. If any provision of this letter is deemed to be invalid or unenforceable, at Real's option, the remaining terms shall continue in full force and effect.

This offer is valid until April 9, 2004.

Sid, we are excited about the prospect of you joining RealNetworks, Inc. and know that you will make significant contributions to our continued growth and success. We look forward to working with you. Please call me or Sandy Gould if you have questions about this offer letter.

Sincerely,

/s/ Kelly Jo MacArthur

Kelly Jo MacArthur
Senior Vice President and Chief of Staff
RealNetworks, Inc.

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I have read and agree to the terms of employment contained in this offer letter and the attached Development, Confidentiality and Noncompetition Agreement, which represent a full, complete and fair statement of the offer of employment made to me by RealNetworks, Inc.

Sid Ferrales:  /s/ Sid Ferrales

Date: April 12, 2004

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                                  ATTACHMENT A
                              COMPENSATION SUMMARY

SALARY: $240,000

TARGET BONUS: Up to 30% of base comp. based on meeting MBO objectives, pending approval by Comp. Cmte. of Company's 2004 MBO Program and payout targets

SIGNING BONUS: $30,000

STOCK OPTIONS: 200,000 vesting over 5 years per Option Plan

RELOCATION EXPENSE ASSISTANCE: $60,000

SHIPMENT OF HOUSEHOLD GOODS: 21,000 lb. Maximum (incl. Up to 2 autos)

STORAGE OF HOUSEHOLD GOODS: Maximum 30 days

TEMPORARY HOUSING: Up to 6 months/2 return trips home per month

FINAL MOVE EXPENSES: Not to exceed $2,500

HOME FINDING TRIP: 2 roundtrips for employee & guest, 4-days, $2000 max

INCIDENTAL EXPENSES: Up to $3000 Homeowner / up to $1500 Renter

TIME OFF FOR HOME FINDING / MOVING: 5 days

REPAYMENT OF ABOVE: Prorated if voluntarily resign or are terminated for cause within one year from completion of move


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                               REALNETWORKS, INC.
            DEVELOPMENT, CONFIDENTIALITY AND NONCOMPETITION AGREEMENT

THIS AGREEMENT is made and entered into as of the 12th day of April, 2004, by and between RealNetworks, Inc. ("Real") and Sid Ferrales ("You"). "Real" means RealNetworks, Inc. and all of its present and future subsidiaries and related entities including partnerships in which Real is a member.

In consideration of your employment, compensation, benefits, access to Real training, Trade Secrets and Confidential Information, and the mutual promises made herein, you and Real agree as follows:

1. COMPANY PROPERTY. "Company Property" means all records, files, notebooks, manuals, objects, devices, supplies, materials, recordings, drawings, models, computer programs, prototypes, equipment, inventory and other materials, or copies thereof, in electronic or paper form, that have been created, used or obtained by Real, as well as Trade Secrets, Confidential Information and Employee Developments and all business revenues and fees produced or transacted through your efforts. You agree that all Company Property is and shall remain the property of Real. You will preserve and use the Company Property only for the benefit of Real and the Real business, and you will return all Company Property to Real upon Real request or upon termination of your employment (whether voluntary or involuntary).

2.    CONFIDENTIAL INFORMATION AND EMPLOYEE DEVELOPMENTS.

      As used in this Agreement, the following terms shall have the meanings shown.

            "EMPLOYEE DEVELOPMENT" means all technological, financial and operating ideas, processes, and materials, including all inventions, discoveries, concepts, ideas, enhancements to existing technology or business processes, computer program ideas and expressions, computer circuit designs, computer hardware concepts and implementations, formulae, algorithms, techniques, written materials, graphics, photographs, literary works, and any other ideas or original works of authorship relating to software or hardware development that you may develop or conceive of while employed by Real, alone or with others and which (i) relate directly to Real's actual or demonstrably anticipated business or (ii) incorporate or are developed using Trade Secrets or Confidential Information or (iii) are conceived or developed with use of any Real equipment, supplies or facilities including Real personnel or (iv) result from work performed by you for Real, regardless of whether it is technically eligible for protection under patent, copyright, or trade secret law.

            "TRADE SECRET" means the whole or any portion of any scientific or technical information that is valuable and not generally known to competitors of Real. Trade Secrets include without limitation the specialized information and technology that Real may develop or acquire with respect to program materials (including without limitation program and project ideas, source and object code, Codecs, program listings, programming notes and documentation, flow-charts, and system and user documentation), system designs, operating processes, know-how, equipment designs, blue prints and product specifications.

            "CONFIDENTIAL INFORMATION" means any data or information, other than Trade Secrets, which has been discovered, developed (including information conceived or developed by you) or has otherwise become known to Real, including any parent, subsidiary, predecessor, successor or otherwise affiliated company ("Real Company"), that is material to Real Company and not generally known to the public. Confidential Information includes without limitation:

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            i. Sales records, profits and performance reports, pricing manuals and lists, sales manuals and lists, training materials, selling and pricing procedures, and financing methods of Real Company.

            ii. Customer lists or accounts, special requirements of particular customers, and current and anticipated requirements of customers generally for the products of Real Company;

            iii. Research and development and specifications of any new products or lines of business under development or consideration;

            iv. Sources of supply of integrated components and materials used for production, assembly, and packaging by Real Company, and the quality, price, and usage of such components and materials;

            v. Marketing plans, strategies, sales and product development data, and inventions;

            vi. Business plans and internal financial statements and projections of Real Company; and


            vii. Personnel related information such as employees' compensation, performance reviews, or other individually identifiable information.

      You recognize and acknowledge that Real Company is engaged in a continuous program of research, development and production respecting its software products, its other business opportunities and for its customers. Important assets of Real Company are its Confidential Information, Trade Secrets and Employee Developments. You recognize that Real Company has a vital and substantial interest in maintaining confidentiality of Trade Secrets and Confidential Information to maintain a stable work force, continuing positive business relationships and minimizing damage to or interference with business. You also recognize and acknowledge that your employment exposes you to programming, concepts, designs and other information proprietary to Real Company and third parties with whom Real does business, and creates a relationship of trust and confidence between you and Real with respect to any such information.

      OBLIGATIONS WITH RESPECT TO EMPLOYEE DEVELOPMENTS. All Employee Developments shall be considered works made for hire by you for Real and prepared within the scope of your employment. Under U.S. Copyright Law, all such materials shall, upon creation, be owned exclusively by Real. To the extent that any such material, under applicable law, shall be deemed not to be works made for hire, you hereby assign to Real all right, title and interest in and to such materials, in the United States and foreign countries, without further consideration, and Real shall be entitled to register and hold in its own name all copyrights, patents and trademarks in respect to such materials. You agree to promptly and completely disclose in writing to Real details of all original works of your authorship, discoveries, concepts, or ideas. You agree to apply, at Real's request and expense, for any patent or other legal protection of Employee Developments and to sign and deliver any applications, assignments or other documents as Real may reasonably require. Real shall have the exclusive right to all Employee Developments without additional consideration to you, including but not limited to the right to own, make, use, sell, have made, rent, lease, lend, copy, prepare derivative works of, perform or display publicly.

      YOU OWN PERSONAL INVENTIONS. You shall not be required to assign to Real any of your rights in any personal invention you developed entirely on your own time without using Real's equipment, supplies, facilities, Trade Secrets or Confidential Information, except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention directly to Real's actual or demonstrably anticipated business or (2) result from any work performed by you for Real. You acknowledge notice by Real that the prior paragraph does not apply to any personal invention as described in this paragraph. You agree that this satisfies the requirements of Washington state law.

      RESTRICTIONS ON USE AND DISCLOSURE OF TRADE SECRETS AND CONFIDENTIAL INFORMATION. During your employment with Real and for so long thereafter as the information remains a

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

      Trade Secret or Confidential Information, you shall not use, reproduce, disclose, or permit any person to obtain or use any Trade Secret or Confidential Information of Real (whether or not it is in written or tangible form), except as specifically authorized in writing by Real. You shall use the highest degree of care in safeguarding Trade Secrets and Confidential Information against loss, theft, or other inadvertent disclosure. You further agree that any Trade Secrets, Confidential Information, copyrightable works or materials or copies of them that enter into your possession, by reason of employment, are the sole property of Real and shall not be used in any manner adverse to Real's best interests. You agree not to remove any Confidential Information or Trade Secret from Real's premises except in pursuit of Real's business.

      Upon Real's request at any time, or upon your termination of employment (whether voluntary or involuntary), you shall deliver to Real, and shall not retain for your own or another's use, any and all originals or copies of Employee Developments, Trade Secrets, Confidential Information and Company Property. Your obligations under this Agreement supplement and do not supersede or limit other obligations you have to Real or rights or remedies of Real including without limitation those under the Washington Uniform Trade Secrets Act.

3. YOUR WARRANTIES. You agree to perform at all times faithfully, industriously and to the best of your ability all duties and functions consistent with your position and to abide by any general employment guidelines or policies adopted by Real. You acknowledge that your employment is in no way conditioned upon your disclosure to Real of confidential information or trade secrets of others, and you agree not to improperly obtain, disclose to Real, or induce Real to use, any confidential information or trade secrets belonging to any third party. You represent that the execution of this Agreement, your employment with Real, and the performance of your proposed duties to Real will not violate any agreements or obligations you may have to any former employer or third party and you are not subject to any restrictions which would prevent or limit you from carrying out your duties for Real.

4. NON-COMPETITION. You acknowledge that Real is engaged in a highly competitive business and that by virtue of the position in which you are employed, you will perform services that are of competitive value to Real and which if used in competition with Real could cause it serious harm. Therefore, you agree not to work for any Competitor during your employment with Real (including after work hours, weekends and vacation time), even if only organizational assistance or limited consultation is involved. During your employment with Real, you agree not to publish, design or develop computer software that competes with Real software products (either existing or under development). Further, you agree that for a period of one (1) year after the termination of your employment with Real, whether voluntary or not, you will not directly or indirectly be employed by, own, manage, consult with or join any business or entity that is in competition with Real or with products or services produced, sold or in development by Real during the term of your employment. Ownership of 1% or less of the stock (publicly or privately held) of a competitor of Real shall not be a breach of this paragraph. You acknowledge that Real competes in a global marketplace and that the duration and scope of this noncompetition provision is reasonable and necessary to protect Real interests. You authorize a court to restrict you to the maximum extent allowed.

      5. NONSOLICITATION. You recognize that Real's workforce is a vital part of its business. You agree that for a period of one (1) year after your employment ends, whether voluntarily or not, you will not induce or attempt to influence, directly or indirectly, any employee of Real to terminate his/her employment with Real or to work for you or any other entity. You agree that this means you will not identify to a third party Real employees as potential candidates for employment. You further agree not to, directly or indirectly, solicit or assist in soliciting orders from any current or known prospective customers or to encourage them to terminate their business relationship or negotiations with Real.



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


6. RETURN OF PROPERTY. You represent that you will return to Real all company-owned property in your possession or control, including but not limited to credit cards, keys, access cards, company-owned equipment, computers and related equipment, customer lists, files, memoranda, documents, price lists, and all other trade secrets and/or confidential Real information, and all copies thereof, whether in electronic or other form.

7. DEDUCTIONS FROM PAY. You authorize Real to deduct from your compensation the value of any Company Property not returned or the amount of any sums owed to Real by you, and you release Real from any claims based upon such withholding.

8. MISCELLANEOUS. This Agreement together with the terms of your offer letter constitute the complete and entire agreement between us, and supersedes and cancels all prior understandings, correspondence and agreements, oral and written, express or implied, between us relating to the subject matter hereof. This Agreement can only be amended or waived by a written document signed by Real and you. The waiver of any breach of this Agreement or the failure to enforce any provision shall not waive any later breach. Real and you both consent to the other giving third parties notification of the existence and terms of this Agreement. This Agreement shall become effective only when executed by Real and then shall be binding upon and inure to the benefit of Real and you, and each of our successors, assigns, heirs or legal representatives, except that you may not assign or delegate any rights or duties under this Agreement. This Agreement will be interpreted and enforced in accordance with the laws of the State of Washington as applied to agreements made and performed in Washington, without regard to the State's conflict of laws provisions. Jurisdiction and venue in any proceeding either at law or in equity, of or relating to this Agreement shall be in King County, Washington. You agree that Real may be irreparably harmed by a breach by you of this Agreement, that adequate remedies may not exist in law, and that Real shall be entitled to bring an action for a preliminary or permanent injunction or restraining order to enforce this Agreement. You acknowledge that your experience and capabilities are such that an injunction to enforce this Agreement will not prevent you from earning a reasonable livelihood. Your claims against Real shall not be a defense to Real's enforcement of this Agreement. In case any term in this Agreement shall be held invalid, illegal or unenforceable in whole or in part, the validity of the remaining terms of the Agreement shall not be affected.

      You acknowledge that you have read this Agreement, have had an opportunity to have it explained to you, understand its provisions and have received an exact copy of it for your records. You further understand that your employment relationship with Real is at will and nothing in this Agreement suggests or signifies otherwise.

      IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first written above.

REALNETWORKS, INC.                       EMPLOYEE

By: /s/ Kelly Jo MacArthur               Signature: /s/ Savino R. Ferrales

Name:  Kelly Jo MacArthur                Printed Name: Savino R. (Sid) Ferrales

Title:  SVP and Chief of Staff


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